    Privileged & Confidential

WGL HOLDINGS, INC. and WASHINGTON LIGHT GAS COMPANY

July 5, 2018

Leslie T. Thornton
Senior Vice President, General Counsel and Corporate Secretary
WGL Holdings, Inc.
101 Constitution Ave. NW
Washington, DC 20080

Re:	Extension of 90-Day Period under the Change in Control Severance Plan for Certain Executives (As Amended)

Dear Leslie:

As you are aware, on January 25, 2017, WGL Holdings, Inc. (“WGL Holdings”) entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with AltaGas Ltd. and its indirect wholly-owned subsidiary, Wrangler Inc. Upon consummation of the transactions contemplated by the Merger Agreement (collectively, the “Transaction”), you will have the right to terminate your employment in a Good Reason Resignation (as such term is defined in the WGL Holdings, Inc. and Washington Light Gas Company Change in Control Severance Plan for Certain Executives, as amended (the “CIC Plan”)), subject to the terms and conditions of the CIC Plan. Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the CIC Plan.

In order for your termination of employment to constitute a Good Reason Resignation under the CIC Plan, you must terminate your employment within the ninety (90) days following the occurrence of (or, if later, your gaining knowledge of) any event set forth in Section 2.17 of the CIC Plan. Pursuant to this letter agreement (this “Agreement”), WGL Holdings and Washington Light Gas Company (collectively, “WGL”) agree that, notwithstanding anything to the contrary in the CIC Plan, you will have until the later of (i) the ninety (90)-day anniversary of the consummation of the Transaction and (ii) November 30, 2018 (the “Extended Period”) in which to tender your Good Reason Resignation and voluntarily terminate your employment pursuant to such Good Reason Resignation. Accordingly, any voluntary termination of employment by you during the Extended Period will be considered to be a Change in Control Termination, entitling you to (x) the Severance Benefits set forth in Article 4 of the CIC Plan, subject to your compliance with the other applicable terms of the CIC Plan, and (y) accelerated vesting of the long-term incentive awards granted to you in October 2017 and settlement thereof in accordance with their terms. Payment of the Severance Benefits under the CIC Plan shall be made in accordance with the terms thereof, with the Salary Replacement Benefits paid no later than December 31, 2018; provided that, in accordance with the terms of the CIC Plan, in order to be entitled to the Severance Benefits, you must execute the Release (which will be substantially in the form of the Separation Agreement provided to Terry McCallister in connection with the closing of the Transaction, subject to any changes that WGL determines are necessary or desirable as a result of changes in applicable law or to apply to the circumstances of the termination of your employment) on or after your termination date, and such Release must become effective and non-revocable within thirty (30) days of your termination date. For purposes of determining the amount of your Salary Replacement Benefits, “Base Salary” means your current base salary rate in effect as of the date hereof, and “Annual Bonus” means 100% of your target annual incentive bonus for the fiscal year ending September 30, 2018. Notwithstanding anything to the contrary in the CIC Plan, you will only be eligible to receive a pro-rata Annual Bonus payment (pursuant to Section 4.1(a)(1)(ii) of the CIC Plan) for the fiscal year ending September 30, 2018, and if your Good Reason Resignation occurs after September 30, 2018, you will not be entitled to any pro-rata Annual

Bonus payment pursuant to Section 4.1(a)(1)(ii) of the CIC Plan, but you will be entitled to any earned but unpaid annual bonus for the fiscal year ending September 30, 2018, payable at the same time that annual bonuses are paid to similarly-situated actively-employed executives. Further, any “Pro-Rata Bonus” (as such term is defined in the “Company Disclosure Schedules” to the Merger Agreement) that is paid to you for the fiscal year ending September 30, 2018, shall be applied towards any payment to which you may become entitled pursuant to, and as described in, the preceding sentence.

Furthermore, notwithstanding anything to the contrary in the CIC Plan, including, but not limited to, Sections 4.5(a) and 4.5(b), in the event it shall be determined that a payment or distribution by WGL to you or for your benefit (all such payments and distributions, collectively, the “Aggregate Payments”) would exceed the limit for deductible payments under Section 280G of the Internal Revenue Code (the “Code”) by 10% or more, the payments under the CIC Plan will be either: (a) delivered in full, or (b) reduced (but not below zero) to the minimum extent necessary such that no portion of the Aggregate Payments will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis of the greatest amount of Aggregate Payments, notwithstanding that all or some portion of such Aggregate Payments may be taxable under Section 4999 of the Code. Unless otherwise agreed to in writing, any determination required under this paragraph will be made in accordance with Section 4.5(c) of the CIC Plan.

You will not be eligible for any compensation or benefits increases during the Extended Period, nor will you be eligible for any future short-term incentive grant or long-term incentive grant.

Effective as of the consummation of the Transaction, Section III.B.2. of the Company’s Policy of Post-Employment Restrictions, which is attached as Exhibit 2 to the CIC Plan (the “Post-Employment Policy”), as it applies to you shall be amended and restated so that such Section III.B.2. of that Post-Employment Policy reads, in its entirety, as follows:

2.
Solicitation of Customers. The solicitation of any customer or prospective customer of WGL Holdings, Inc. and/or Washington Gas Light Company with whom or which the executive had substantive contact regarding actual or prospective business with the Company during the preceding year, or for whom or which executive had direct or indirect responsibility, or about whom or which the executive obtained Confidential Information, in each case, as an employee or representative of WGL Holdings, Inc. and/or Washington Gas Light Company, which solicitation is with the intent of soliciting business competitive to that of WGL Holdings, Inc. and/or Washington Gas Light Company or diverting business from WGL Holdings, Inc. and/or Washington Gas Light Company.

In addition, nothing in the Post-Employment Policy or this Agreement will prohibit or restrict you from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to you individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (3) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires you to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify WGL or any of their respective affiliates that you have engaged in any such conduct.

Except for the foregoing modifications, all other terms and conditions of the CIC Plan shall remain in full force and effect.

This Agreement is a binding obligation of WGL and constitutes the entire agreement between you and WGL with respect to the amendment of certain rights you have under the CIC Plan, superseding all prior agreements or understandings. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Virginia, without regard to the application of any choice-of-law rules that would result in the application of another state's laws. Unless disclosure is required or permitted by applicable law, you agree to keep the terms and conditions of this Agreement strictly confidential, and you agree not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors.

If you agree with the terms and conditions set forth herein, please sign and date one copy of this Agreement no later than July 6, 2018 and return the same to Luanne Gutermuth, SVP Shared Services and CHRO, for WGL’s records. You should make a copy of the executed version of this Agreement for your records.

We thank you for your continued contributions to WGL.

Yours sincerely,

WGL HOLDINGS, INC.

By: /s/ Terry D. McCallister
Name: Terry D. McCallister
Title: Chairman/CEO

WASHINGTON GAS LIGHT COMPANY

By: /s/ Terry D. McCallister
Name: Terry D. McCallister
Title: Chairman/CEO

The above terms and conditions accurately reflect my understanding regarding the terms and conditions of the amendment of my rights under the CIC Plan, and I hereby confirm my agreement to the same.
Dated: July 6, 2018      /s/ Leslie T. Thornton
Leslie T. Thornton